Exhibit 10.1

September 7, 2021

Mr. Thomas A. Lydon

*****

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RE:	Separation Agreement and General Release

Dear Tom:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the termination of your employment with APi Group, Inc. (the “Company”), APi Group Corporation, the parent of the Company (“Parent”) and their subsidiaries and affiliates (together with the Company and Parent collectively, the “Company Group”), as well as that certain Employment Agreement, dated September 2, 2019, by and among you, the Company and Parent (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

To ensure that your separation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding your separation including, without limitation, the compensation and benefits that will be provided to you.

Resignation as Officer and Director of the Company; Transition Assistance; Employment Agreement Termination Date

Your roles as Executive Vice President and Chief Financial Officer of the Company and Parent shall cease effective as of September 7, 2021 (the “Transition Date”). From the Transition Date through the Termination Date, you will continue to be employed with the Company in a non-executive capacity on an as needed basis without change to your base compensation, and you will from time to time assist the Company with respect to certain agreed upon transition matters and perform such related duties as may reasonably be requested of you by the Company during such Transition Period; transition services will be performed telephonically or through video conference calls rather than in person whenever possible.

You acknowledge and agree that, effective as of the Transition Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company Group.

The effective date of the termination of your Employment Agreement is September 7, 2021 (the “Employment Agreement Termination Date”). As of the Employment Agreement Termination Date, you acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement; provided, however, those provisions set forth in the “Integration of Employment Agreement; Survival of Certain Provisions” section below that shall survive and remain in full force and effect.

Termination Date

The effective date of the termination of your employment is anticipated to be December 31, 2021 (“Termination Date”). In the event of Termination for Cause prior to the Termination Date, you shall not be entitled to the Separation Benefits hereunder.

Accrued Obligations

Whether or not you choose to sign this Separation Agreement and the General Release, the Company will pay to you any (a) accrued but unpaid Base Salary you have earned through the Termination Date, and (b) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to you within thirty (30) days after the Termination Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that you execute and deliver to the Company both the Separation Agreement and the General Release, and you do not revoke the General Release within the time periods permitted by law (such period, the “Revocation Period” as defined below), the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

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Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall continue to pay to you your annual Base Salary (which, for the avoidance of doubt, is $825,000), less applicable income and employment tax withholdings, for a period of twenty-four (24) months thereafter (the “Severance Period”) in accordance with the Company’s normal payroll processing.

•

The Company shall pay you an additional severance amount equal to two (2) times your Target Bonus Amount in effect immediately prior to the date of this Separation Agreement (which Target Bonus Amount, for the avoidance of doubt, is 100% of your Base Salary), less applicable income and employment tax withholdings, to be paid in two equal annual installments, the first of which will be paid in March 2023 and the second of which will be paid in March 2024.

•

The Company shall pay you an additional severance amount equal to your Target Bonus Amount, less applicable income and employment tax withholdings, to be paid on such date on which the Company pays or would have paid such annual Bonuses for 2021 to Bonus Plan participants.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”.

It should be noted that in the event of your death prior to the payment of all of the Separation Benefits hereunder, the Company will continue to pay the remainder of such Separation Benefits to your surviving spouse or your estate, as applicable.

You acknowledge and agree that as of the Employment Agreement Termination Date, this Separation Agreement (inclusive of the General Release to be executed after the Termination Date) shall supersede and replace all benefits, rights and obligations in connection with your employment with the Company. Accordingly, you further acknowledge and agree that this Separation Agreement and the General Release sets forth all compensation and benefits to which you are entitled and shall be paid to you in full satisfaction thereof, in connection with your employment with the Company Group.

Treatment of LTI Awards

The treatment of your outstanding LTI Awards on account of your separation with the Company Group shall be governed by the terms and conditions set forth in your existing LTI award agreements entered into with the Company Group as well as the APi Group Corporation 2019 Equity Incentive Plan, as may be amended from time to time, or other applicable equity award plan of the Company Group under which such equity awards had been granted. For the avoidance of doubt, for purposes of this calculation your employment with the Company will be deemed to have ended on December 31, 2021.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Employment Agreement Termination Date, you acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement other than the following provisions under the Employment Agreement: Section 2.4(c)(iii) (Section 409A provisions as applicable to the Separation Benefits), Section 2.4(e) (Severance Forfeiture), Section 2.4(i) (Cap on Certain Payments by the Company), Section 2.5 (Confidential Information), Section 2.6 (Competitive Activity), Section 2.7 (Ideas, Inventions and Discoveries), Section 3.12 (Remedies) and Section 3.14 (Future Employment), which shall remain in full force and effect. Accordingly, you further acknowledge and agree that (i) this Separation Agreement sets forth all compensation and benefits to which you are entitled under your Employment Agreement; and (ii) in the event that you materially breach any of the provisions in Sections 2.5, 2.6 or 2.7 of the Employment Agreement, which survive the termination of such Employment Agreement, the Separation Benefits shall cease immediately and you will no longer be entitled to such benefits.

Release of Claims Against The Company Group

In exchange for and as a condition to receiving the Separation Benefits, you shall knowingly and willingly release the Company Group from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company Group by executing the General Release attached hereto as Exhibit A.

You will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Termination Date but no later than thirty (30) days after such Termination Date.

Cooperation and Assistance:

For a period of two (2) years following your Termination Date, upon reasonable notice and at reasonable times, you agree to assist and cooperate with the Company Group, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information. Such cooperation shall only be provided at the Company Group’s specific request and will include, but not be limited to, assisting or advising the Company Group with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. You will be reimbursed for expenses reasonably incurred in connection with such cooperation and you will be reasonably compensated for your time to the extent such cooperation involves more than a nominal amount of your time. In addition, you agree to promptly inform the Company Group if any person or entity contacts you in an effort to obtain information about the Company Group.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them except as to any obligations you may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions and Agreements” section above that remain in effect. This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of both the Company and Parent. The failure by the Company, Parent or you (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release. This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue; Waiver of Jury Trial

This Separation Agreement and the General Release shall be governed by the laws of the State of Delaware applicable to contracts executed and performed within that State and without respect to conflict of laws principles. The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Delaware or the court of the United States, District of Delaware; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

Acknowledgements and Certifications

You acknowledge and certify that:

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you have read and you understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;

•	you are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;

•	you have been advised to consult with an attorney before signing this Separation Agreement and the General Release;

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you have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Separation Agreement and the General Release, you expressly waive any and all rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period; and

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the General Release includes a release of any claim you might have under the ADEA (the “ADEA Claims”). For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims (the “ADEA Revocation Period”). To revoke your release of ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the seven (7) day period, and properly addressed to the CEO of the Company at 1100 Old Highway 8 NW, New Brighton, MN 55112. Revoking your release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date;

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the General Release includes a release of any claim you might have under the Minnesota Human Rights Act (the “MHRA Claims”). For fifteen (15) days after signing the General Release, you have the right to revoke your release of MHRA Claims (the “MHRA Revocation Period”, which shall run concurrently with the ADEA Revocation Period). The ADEA Revocation Period and MHRA Revocation Period jointly shall be referred to herein as the “Revocation Period”). To revoke your release of any MHRA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the fifteen (15) day period, and properly addressed to the CEO of the Company at 1100 Old Highway 8 NW, New Brighton, MN 55112. Revoking your release of MHRA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and

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you and the Company and Parent each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to you do not extend the 21-day period you have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: September 7, 2021	/s/ Thomas A. Lydon
THOMAS A. LYDON

Dated: September 7, 2021	APi GROUP CORPORATION

	By:	/s/ Russell A. Becker
	Name:	Russell A. Becker
	Title:	CEO & President

Dated: September 7, 2021	APi GROUP, INC.

	By:	/s/ Russell A. Becker
	Name:	Russell A. Becker
	Title:	CEO & President

EXHIBIT A

GENERAL RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS

1. In exchange for the Separation Benefits described in that certain Separation and Release Agreement, dated September 7, 2021 (the “Separation Agreement”) to which the General Release of Claims is attached as Exhibit A thereto, Thomas A. Lydon (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge APi Group, Inc. (the “Company”), APi Group Corporation (“Parent”) and their respective subsidiaries, affiliated companies, successors and assigns (together with Company and Parent, the “Company Group”), and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company Group, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, and/or in connection with or arising under the Employment Agreement (as defined in the Separation Agreement), whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company Group encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to the Separation Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company Group in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company or with respect to your LTI Awards.

2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment or under his Employment Agreement, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, that

Exhibit A – Page 1

a. Nothing in this Agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, he shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and\or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

b. Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA and MHRA.

3. Executive hereby acknowledges that the Company Group has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke the release of ADEA claims, and fifteen (15) days following the date on which he signs this General Release of Claims within which to revoke the release of MHRA claims, which Revocation Periods shall run concurrently, by providing a written notice of his revocation to the Company Group.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

Exhibit A – Page 2

6. This General Release of Claims shall take effect on the sixteenth day following Executive’s execution of this General Release of Claims unless Executive delivers written revocation(s) to the Company within the aforementioned Revocation Periods.

THOMAS A. LYDON

_____________________, 20__

Exhibit A – Page 3